SEAWAY FOOD TOWN, INC.

                       1020 FORD STREET - P. O. BOX 892 -

                            MAUMEE, OHIO  43537-0892

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                             _______________________



TO THE SHAREHOLDERS OF SEAWAY FOOD TOWN, INC.:

  Notice is hereby given that the ANNUAL MEETING of the shareholders of Seaway Food Town, Inc., an Ohio corporation, will be held at the Brandywine Country Club, Fireside Room, 6904 Salisbury Road, Maumee, Ohio, on Thursday, the 8th of January, 1998, at 2:00 p.m., Eastern Standard Time, for the purpose of considering and acting upon:

  (1) The election of three (3) Directors to serve as members of Class I during the ensuing three years and until their successors are elected and qualified.

  (2) A proposal to ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending August 29, 1998.

  (3) A proposal to amend the Articles of Incorporation to increase the number of authorized shares of common stock.

  (4) The transactions of such other business as may properly come before the meeting or any adjournment thereof.

  Only shareholders of record at the close of business November 21, 1997 will be entitled to vote at the meeting or any adjournment thereof.

  Accompanying this notice is a copy of the Annual Report of the Company reflecting operations for the 1996-1997 fiscal year.

                                By the Order of the Board of Directors





                                GARY D. SIKKEMA
                                Secretary

Maumee, Ohio
December  12, 1997


SHAREHOLDERS WHO DO NOT EXPECT TO BE PRESENT IN PERSON ON JANUARY 8, 1998 ARE REQUESTED TO SIGN, DATE AND RETURN THE ATTACHED PROXY AS PROMPTLY AS POSSIBLE.

                                 PROXY STATEMENT
                                       OF
                             SEAWAY FOOD TOWN, INC.
            1020 FORD STREET, P. O. BOX 892, MAUMEE, OHIO  43537-0892


December 12, 1997

  THE ACCOMPANYING PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF SEAWAY FOOD TOWN, INC., for use at the Annual Meeting of Shareholders to be held January 8, 1998, and at any adjournment thereof. This proxy statement and the accompanying form of proxy are being mailed to security holders on or about December 12, 1997. Any shareholder giving a proxy may revoke it by giving written notice to the Secretary of the Company, or in open meeting, at any time before it is voted. The Company will bear the cost of the solicitation and will reimburse brokers or other persons holding Common Stock of the Company in their names, or in the name of their nominees, for reasonable expenses in forwarding the proxy and proxy statement to the beneficial owners of such shares.

                                 STOCK DIVIDEND

  On April 10, 1997, the Board of Directors of the Company declared a two-for-one stock split, whereby each shareholder of record as of April 22, 1997 would, following the split, own two shares of common stock for each share held as of the record date. The stock dividend was issued on May 7, 1997. All share holdings and values of Common Stock set forth in this Proxy Statement reflect this stock dividend.

                                       VOTING SECURITIES

  At the close of business on November 21, 1997, the record date for the determination of shareholders entitled to vote at the Annual Meeting, there were outstanding 4,419,168 shares of Common Stock, without par value (stated
value $2 per share).   The voting power of the shareholders of the Company is
vested exclusively in the holders of such Common Stock. The presence in person or by proxy of the holders of a majority of the outstanding shares will constitute a quorum at the Annual Meeting of Shareholders. Holders of Common Stock of record at the close of business on November 21, 1997 will be entitled to one vote per share on all business which is conducted at the meeting, except that shareholders have cumulative voting rights in the election of directors. Cumulative voting means that each shareholder is entitled to multiply the number of shares he is entitled to vote by the number of directors to be elected and to allocate the resulting aggregate votes among the nominees for election in such manner as desired. In order to exercise the right to vote cumulatively upon the election of directors, a shareholder must give notice in writing to the President, the Treasurer or the Secretary of the Company, which notice must be given on or before 2:00 P.M., January 6, 1998, and shall state the desire of the shareholder to exercise cumulative voting rights in the election of directors. Announcement thereof must be given at the meeting, as provided by Section 1701.55(C) of the Ohio Revised Code, and thereupon all shareholders shall have the right to vote cumulatively. The Chairman of the meeting or the Secretary will make an announcement at the meeting of any such notice that may be received.

                              ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

  The total number of Directors on the Board of Directors of the Company fixed under the Code of Regulations is twelve (12). However, the Board of Directors is operating with nine (9) members.

  The Board of Directors of the Company is divided into three (3) Classes, each consisting of three (3) Directors. The terms of office for the members of Class I of the Board of Directors will expire with this Annual Meeting and until their successors are elected and qualified. The terms of office of the nominees for Class I, if elected, will expire with the Annual Meeting held subsequent to the close of the fiscal year ending August 27, 2000, and until their successors are elected and qualified.

  It is presently intended that the shares represented by management proxies will, unless a contrary intent is expressed, be voted for the election of the nominees listed below, each to serve as a member of Class I for a three-year term and to hold office until a successor is elected and qualified.

  All nominees have consented to being named in this Proxy Statement and to serve if elected. If any nominee subsequently declines or is unable to accept such nomination to serve as a Director, an event which the management does not now expect, the persons voting the shares represented by management proxies will vote for such substitute nominee as may be named by the Board of Directors.

  An affirmative vote of the holders of a majority of the shares represented at the Annual Meeting is required to elect a nominee unless cumulative voting rights are exercised. Proxies cannot be voted for a greater number of persons than the number of nominees named in Class I to be elected at the Annual Meeting. The holders of management proxies will have discretionary authority to cumulate votes.

INFORMATION CONCERNING NOMINEES AND DIRECTORS

  The following table sets forth certain information as of November 21, 1997 with respect to those persons who are Directors and/or nominees for election as Directors:

                                                                  COMMON  STOCK
  NAME AND AGE                                          DIRECTOR   TERM       BENEFICIALLY     PERCENT
  OF DIRECTOR              PRINCIPAL OCCUPATION           SINCE   EXPIRES   OWNED (1)(2)(3)   OF CLASS

CLASS I DIRECTORS (NOMINEES FOR ELECTION)
Thomas M. O'Donnell      Chairman of the Board,            1970   1998             7,200  (9)      *
        Age 60           McDonald & Company Invest-
                         ments, Inc., Investment
                         Bankers, Cleveland, Ohio

Richard K. Ransom        President, Ransom Consulting      1989   1998             4,000           *
       Age 78            Partnership; Former Chairman
                         of the Board and President of
                         Hickory Farms of Ohio, Inc.

Joel A. Levine           Of Counsel, Spengler              1995    1998                0           *
       Age 59            Nathanson,
                         Attorneys at Law (4)

CLASS II DIRECTORS (CONTINUING IN OFFICE)


Waldo E. Yeager          Chief Financial Officer,          1987    1999           9,899 (6)       *
       Age 61            Treasurer

Richard B. Iott          Chief Executive Officer           1987     1999         368,628         8.3%
       Age 46            and President of the
                              Company

Eugene R. Wos            Owner, Cross Winds One-Stop       1996     1999               0            *
       Age 66            Travel, Inc., Maumee,  Ohio;
                         former Managing Partner
                         Ernst & Young LLP, Certified Public
                         Accountants, Toledo, Ohio. (5)

CLASS III DIRECTORS (CONTINUING IN OFFICE)

Wallace D. Iott          Chairman of the Board             1957     2000         856,444         19.4%
        Age 82           of the Company

W. Geoffrey Lyden III    Chairman of the Board             1997     2000             300              *
        Age 45           and Chief Executive Officer,
                         The Lyden Company,
                         Toledo, Ohio

David J. Walrod          Executive Vice President--        1987     2000          61,198          1.4%
        Age 50           Operations of the Company

* Less than 1%

    The Board of Directors has appointed an Audit Committee whose members for the fiscal year ended August 30, 1997 were Eugene R. Wos, Thomas M.
O'Donnell, Richard K. Ransom,  Joel A. Levine, and W. Geoffrey Lyden.
The Committee's purpose is to recommend outside auditors and to review the scope of audit procedures, audit reports and other matters with respect to the Company's financial reporting. This Committee met two (2) times during the fiscal year.

     The Board of Directors appointed an Executive Compensation Committee whose members for the fiscal year ended August 30, 1997 were Wallace D.
Iott, Richard B. Iott, Thomas M. O'Donnell, Joel A. Levine and Eugene R. Wos.
This Committee's purpose is to review compensation paid to the members of the Board of Directors and the corporate officers of the Company and recommend changes in their compensation. This Committee met one (1) time during the fiscal year.

     The Board of Directors appointed a Nominating Committee for the fiscal year ended August 30, 1997 whose members were Wallace D. Iott, Richard B.
Iott, Thomas M. O'Donnell, Joel A. Levine, and Eugene R. Wos.  This
Committee's purpose is to review the desirability of new members of the Board of Directors and to seek out and recommend candidates for positions on the Board of Directors. Shareholders who desire to have an individual considered by the Nominating Committee for the next vacant position on the Board of Directors should submit the recommendation in writing to the Secretary of the Company before the September 1 preceding the next Annual
Meeting of the Shareholders and include biographical information and qualifications for service as a director. The Nominating Committee met one (1) time during the fiscal year.

     During the fiscal year ended August 30, 1997, the Board of Directors met a total of four (4) times. All Directors attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees on which they served.

PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth, as of November 21, 1997, the names and addresses of beneficial owners, amounts beneficially owned, and the percentage of common stock owned beneficially by those persons (including any "group" as the term is used in Section 13(d)(3) of the Securities
Exchange Act of 1934) known to management to be the beneficial owner of more than 5% of the Company's Common Stock:


          NAME AND ADDRESS                AMOUNT          PERCENT OF
        OF BENEFICIAL OWNER            BENEFICIALLY         CLASS
                                     OWNED (1)(2)(3)

Wallace D. Iott                                             19.4%
3402 Chapel Drive                    856,444 (6) (8)
Toledo, Ohio  43615

Evergreen Asset Management Group                             6.1%
2500 Westchester                     268,000 (11)
Purchase, New York  10577

Key Trust Co. of Ohio N.A., Trustee                          11.1%
P. O. Box 10099                      488,728  (12)
Toledo, Ohio  43699-0099

Richard B. Iott                      368,628  (6)(7)          8.3%
5245 Keener Road
Monclova, Ohio  43542

Constance J. Braciak                                         7.0%
6744 Sweet Bush                      311,186  (13)
Sylvania, Ohio  43560

Paul L. Pope                                                 5.6%
4532 Sanderling Lane                 248,244 (10)
Quail Ridge No. 73
Boynton Beach, Florida  33436

All executive officers and directors                        29.6%
as a group (9 persons)               1,307,669 (6)


INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

     The Company leases supermarkets in Temperance, Michigan and Sylvania,
Ohio and a Floral Operations Center in Toledo, Ohio, from MS Associates, a limited partnership controlled by members of the Wallace D. Iott family.
The primary term for the Temperance supermarket  lease expires in the year
2002; $128,217 in rent was paid during the fiscal year for the Temperance location. The primary term for the Sylvania supermarket lease expires in the year 2004; $306,821 in rent was paid during the fiscal year for the Sylvania location. The primary term for the Toledo Floral Operations Center lease expires in the year 1997; $17,604 in rent was paid during the fiscal year for the Floral Operation Center. [ADDED TEXT] On September 29, 1997 the Company entered into a long-term agreement with Maumee Associates, an Ohio General Partnership, for the construction and lease of a new store facility in Maumee, Ohio. Director Richard K. Ransom is a 20% owner of
Maumee Associates. The primary term of the lease will expire 20 years from the date the facility opens for business, however, the Company will have the option of extending the lease for up to eight successive periods of 5 years each upon the same terms and conditions as the primary term, except for rent. Based on assumed financing and construction costs, estim-ated monthly rent to be paid to Maumee Associates at the time the facility opens for business will amount to $42,236.67. This figure, however, will be adjusted for actual construction and finance costs at the time the facility is turned over to the Company. [END OF ADDED TEXT]

     The Company believes that the terms of the foregoing leases and other transactions are at least as favorable as those that could have been obtained from non-affiliated parties for comparable properties or goods.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The Summary Compensation Table shows certain compensation information for the Chairman of the Board and the three other most highly compensated executive officers for services rendered in all capacities during the fiscal years ended August 26, 1995, August 31, 1996 and August 30, 1997. This information includes the dollar value of base salaries and certain other compensation. The Company does not award bonuses or Stock Appreciation Rights
("SARs"). In addition, the Company's stock option plan expired in 1993, and there are no unexercised options outstanding.



                        SUMMARY COMPENSATION TABLE

                                                         LONG-TERM COMPENSATION

                            ANNUAL COMPENSATION    AWARDS         PAYOUTS
                                            Other   Restric-              All
                                             Ann.     ted  Options LTIP   Other
                                            Compen- Stock  /SARs Payouts Compen-
Name and Principal          Salary  Bonus   sation  Award                 sation
    Position          Year    ($)    ($)   ($)(A)    ($)   (#)    ($)   ($)(B)(C
Wallace D. Iott,
Chairman of the Board   1997  300,923   0   --        0      0     0     60,150
                        1996  310,000   0   --        0      0     0     60,150
                        1995  310,000   0   --        0      0     0     60,150

Richard B. Iott,
Chief Executive Officer 1997  213,128   0   --        0         0     0  13,430
and President           1996  191,062   8   --        0         0     0  12,639
                        1995  185,471   0   --        0         0     0  12,187

David J. Walrod,
Executive Vice-         1997  193,731   0   --        0         0     0  14,719
President,              1996  181,290   0   --        0         0     0  14,144
 Operations             1995  176,000   0   --        0         0     0  12,870

Waldo E. Yeager,
Chief Financial         1997  178,237   0   --        0         0     0  19,699
Officer & Treasurer     1996  166,429   0   --        0         0     0  19,154
                        1995  161,529   0   --        0         0     0  19,466

 (A) Perquisites and other benefits for each executive officer amount to less than 10% of salary and bonus.

 (B) Includes amounts paid by the Company on behalf of the executive for some or all of the following: Matching 401(k) Contributions ("401(k)"), ESOP Contributions ("ESOP"); insurance premiums on life insurance for the executive paid by the Company and fully included on the executive's W-2 ("Premiums"); insurance premiums paid by the Company pursuant to a "split-dollar" arrange-ment with the executive ("Insurance").


                               1997      1996      1995
      Wallace D. Iott:
      401(k)                    $4,500    $4,500    $4,500
      ESOP                      $3,750    $3,750    $3,750
      Premiums                 $51,900   $51,900   $51,900

      Richard B. Iott:
      401(k)                    $5,180    $4,389    $4,937
      ESOP                      $3,750    $3,750    $3,750
      Insurance                 $4,500    $4,500    $3,500

      David J. Walrod
      401(k)                    $4,969    $4,394    $4,920
      ESOP                      $3,750    $3,750    $3,750
      Insurance                 $6,000    $6,000    $4,200

      Waldo E. Yeager
      401(k)                    $4,949    $4,404    $4,716
      ESOP                      $3,750    $3,750    $3,750
      Insurance                $11,000   $11,000   $11,000

(C) Under the terms of a split-dollar insurance arrangement between the Company and the executive, upon surrender of the policy, the executive is entitled to the cash surrender value in excess of premiums paid by the Company. Currently, premiums paid by the Company exceed the cash surrender value.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The Company does not currently sponsor any program through which options or SARs are granted.


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The Company has not awarded and does not award SARs and has no unexercised options outstanding.

LONG-TERM INCENTIVE PLANS/AWARDS IN LAST FISCAL YEAR

     The Company does not maintain any long-term incentive plans. No long-term incentive awards were made in the last fiscal year.

COMPENSATION COMMITTEE REPORT

     The Company's compensation program is designed to motivate, reward and retain the management talent needed to achieve the Company's business objectives and maintain its competitive position in an industry characterized by complexity, competitiveness and change.

     The compensation of the Company's top executives is reviewed and approved annually by the Compensation Committee. The Compensation Committee makes recommendations to the Board of Directors as to the salaries of the CEO and the President, sets the salaries of other elected officers, and reviews salaries of other senior executives. There are now no incentive programs in place for Company executives.

BASE SALARY

     The goal of the compensation program is to reward each employee based on his or her performance and level of responsibility. Assessments of both individual and corporate performance influence executives' compensation levels. It is important to encourage a performance-based environment that motivates individual performance by recognizing the past year's results while simultaneously providing incentives for further improvement in the future.
This includes the ability to implement the Company's business plan as well as reacting to unanticipated external factors that can have a significant impact on the Company's performance. At the same time, however, executive compensa-tion must be competitive within the supermarket industry. Inflation and other general economic factors, competitive positioning within the industry is the primary consideration in establishing the budget for salary expenditures.

     With respect to the determination of compensation for Wallace D. Iott, the Company's Chairman of the Board, the following factors in addition to those described previously were considered: Comparable Executive Compensation within the Supermarket Industry, Mr. Iott's 39-year tenure with the Company, his present and cumulative contributions to the Company, both personal and in his capacity as an officer of the Company, the sales and gross profit margin of the Company and its various subsidiaries and affiliates, and other intangible criteria. Based on these factors, the Compensation Committee approved a increase for Mr. Iott in 1996, however, Mr. Iott declined to accept this increase, and in fact, requested a decrease in his compensation. His 1997 base salary of $300,923.00 reflects this decrease, and is shown under the caption "Salary" in the Summary Compensation Table.

SUMMARY

     The Compensation Committee has the responsibility for ensuring that the Company's compensation program continues to be in the best interest of its shareholders while adequately compensating its executives.

     The Compensation Committee believes that the compensation program is not only appropriate but competitive within the supermarket industry.
The Compensation Committee is also reviewing new and innovative forms of compensation and incentive programs that may further enhance the retention and productivity of its management and, therefore, growth and profitability.

SHARE INVESTMENT PERFORMANCE

     The following graph compares the yearly percentage change in the cumulative total shareholder return, including reinvested dividends, of Seaway Food Town, Common Stock, with three other indexes.




                           SEE GRAPH DESCRIPTION BELOW











                              CUMULATIVE TOTAL RETURN
                             8/92       8/93     8/94    8/95      8/96     8/97
Seaway Food Town, Inc.       100        95       84      142      169       382
Peer Group                   100       101       93       89      108       135
NASDAQ Stock Market          100       132      137      185      209       291
Standard & Poor's (Retail
  Food Chains)               100       125      128      154      198       207

The peer group companies are:  Buttrey Food & Drug Stores (went public in
1991), Delchamps, Inc., Eagle Food Centers, Inc., Foodarama Supermarkets, Inc., Ingles Markets, Inc., Marsh Supermarkets, Inc. and Village Supermarket, Inc. These are moderately capitalized companies engaged in the same line of business as the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Two members of the Compensation Committee, are Executive Officers of the Company. Wallace D. Iott is the Chairman of the Board, and Richard B. Iott is Chief Executive Officer and President of the Company.

COMPENSATION OF DIRECTORS

  Members of the Board of Directors who have not previously served and who are not currently serving as employees of the Company are paid an annual fee of $12,000 for service as a Director of the Company. Non-employee Directors are paid $1,500 for each Board meeting attended and $600 for each day Committee meetings are attended on a day other than a day the entire Board of Directors meets.


EXECUTIVE OFFICERS

     David J. Walrod has served as an executive officer of the Company since 1979. Waldo E. Yeager has served as an executive officer of the Company
since 1974.   Richard B. Iott was elected to executive officer status in 1984
and was elected to Chief Executive Officer in January, 1996.   He has been
employed by the Company since 1971 in a variety of capacities. Prior to his election to the office of President he was employed primarily in the marketing and merchandising areas. Richard B. Iott is the son of Wallace D. Iott, Chairman of the Board. Gary D. Sikkema is the Company Secretary and is a partner of the law firm of Spengler Nathanson. Mr. Sikkema has been a partner of Spengler Nathanson for the most recent five (5) year period.
No fees for services as Secretary of the Company were paid to Mr. Sikkema. Legal fees are paid to Spengler Nathanson as compensation for his services in connection with Board and Committee activities. The term of office for all executive officers is one (1) year.

FOOTNOTES:
    (1) Based in part on information furnished by the nominees and directors or their agents, and in part on Company records.
    (2) The inclusion of shares owned by the spouse or any of the minor children of any of the nominees or directors as being beneficially owned shall not be construed as an admission of beneficial ownership by such director or nominee.
    (3) No shares reported hereunder are owned of record but not owned beneficially.
    (4) Spengler Nathanson has served as general counsel to the Company since incorporation in 1957 and will remain as such in the current fiscal year. Fees paid to said firm by the Company for legal services amounted to $247,871 during the Company's fiscal year ended
        August 30, 1997.
    (5) Mr. Wos is also a member of the Board of Directors of General Alum & Chemical Corporation.
    (6) Includes the number of shares allocated as of the record date under the Seaway Food Town, Inc. Employee's Stock Ownership Plan.
    (7) Includes 69,812 shares owned by Richard B. Iott as custodian for his minor children and 27,450 shares owned by his wife.
    (8) Includes 398,400 shares owned by Wallace D. Iott's wife.
    (9) Includes 800 shares owned by Mr. O'Donnell's wife.
   (10) Includes 63,572 shares owned independently by Mr. Pope's wife.
   (11) Based on information in Schedule 13G filed with the Securities and Exchange Commission on or about June 25, 1987, and any amendments thereto and information provided by the beneficial owner.
   (12) Held as Trustee for Seaway Food Town, Inc. Employee's Stock Ownership Plan.
   (13) Includes 21,570 shares owned by Constance J. Braciak as custodian for her minor child, and 3,200 shares owned by Mrs. Braciak's husband.

                      RATIFICATION OF SELECTION OF AUDITORS
                                  (PROPOSAL 2)

     At the Annual Meeting, shareholders will consider and act upon the approval of auditors for the Company's fiscal year ending August 29, 1998.
The Board of Directors, upon recommendation of its Audit Committee and subject to such approval, has selected the independent certified public accounting firm of Ernst & Young LLP as such auditors. Ernst & Young LLP have been auditors for the Company for many years. Representatives of Ernst & Young
LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     The Board of Directors of the Corporation recommends a vote for approval of the selection of Ernst & Young LLP. Unless otherwise specified, shares represented by proxies will be voted for approval of Ernst & Young LLP as auditors. Although the submission of this matter for approval by shareholders is not required legally, the Board of Directors believes that such submission follows sound corporate practice and is in the best interests of shareholders. If approval of Ernst & Young LLP by an affirmative vote by the holders of a majority of the shares presented is not received, the selection of a firm as auditors for the Corporation will be considered by the Audit Committee and the Board of Directors.

                AMENDMENT TO ARTICLES OF INCORPORATION INCREASING
                 THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
                                  (PROPOSAL 3)

     Shareholders will consider and act upon a recommendation of the Board of Directors to amend the Articles of Incorporation to increase the number of authorized shares of Common Stock of the Company from 6,000,000 (six million) to 12,000,000 (twelve million). The 1997 two-for-one stock split and improvements to the Company's Retirement Plan for its employees have reduced the remaining number of authorized shares available for distribution.

     The Board recommends a vote of approval on this matter in order to ensure an adequate amount of Common Stock remains available to satisfy future employee benefit commitments, fund possible mergers and/or acquisitions and service anticipated and/or unanticipated capital needs of the Company.

                              SHAREHOLDER PROPOSALS

     Shareholders may submit proposals for consideration at a meeting of the shareholders if the shareholder desiring to do so complies with the proxy solicitation rules of the Securities and Exchange Commission. In order for such proposal to be included in the proxy statement for the Annual Meeting in 1998, the proposal must be received by the Secretary no later than September 1, 1998.

                                  OTHER MATTERS

     At the date of this proxy statement the Management knows of no other business to be presented at the meeting. However, if any other business should come before the meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment.

                                    By Order of the Board of Directors
                                    Gary D. Sikkema, Secretary
                                    SEAWAY FOOD TOWN, INC.

December 12, 1997
Maumee, Ohio